UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 20, 2023

ONEOK, Inc.
 (Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip Code)

(918) 588-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value of $0.01	OKE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Directors

On September 20, 2023, the Board of Directors (the ONEOK Board) of ONEOK, Inc. (ONEOK) elected Lori A. Gobillot and Wayne T. Smith as directors to the ONEOK Board, effective September 25, 2023.

Ms. Gobillot, 62, will join the ONEOK Board from the board of directors of Magellan GP, LLC, the general partner of Magellan Midstream Partners, L.P. where she has served as an independent director since 2016. Ms. Gobillot is a business consultant who offers project management and strategic consulting services.

In her 13-year career with Continental Airlines/United Airlines, Ms. Gobillot held officer roles in both business and legal functions, culminating in her role as vice president, integration management from 2010 to 2012, where she led United’s merger integration planning and implementation following its merger with Continental Airlines, Inc. Before joining Continental Airlines, Ms. Gobillot was an attorney with the law firm of Vinson & Elkins. Prior to attending law school, she worked in real estate development and as a consultant. Ms. Gobillot currently serves on the board of directors of Republic Airways Holdings, Inc., since 2017, where she is chair of the compensation committee. She earned a bachelor’s degree from the University of Texas and a Juris Doctor from the University of Texas School of Law.

Mr. Smith, 63, is the retired chairman and chief executive officer of BASF Corporation, North America. He served in this role from May 2015 through May 2021 and served as a member of the board of management directors of the parent company, BASF SE, from 2012 through May 2021.

Prior to his tenure at BASF, which began in 2004, Mr. Smith was vice president and general manager of Specialty Construction Chemicals at W.R. Grace and Company, where he led the strategy development, growth and profitability of that unit worldwide. Before joining W.R. Grace, Mr. Smith served in positions of increasing responsibility with The BOC Group, culminating as vice president and general manager of the company’s packaged products business. Mr. Smith is a board member of Air Products and Chemicals, Inc., and he is a former director of Inter Pipeline Ltd. Mr. Smith holds a Bachelor of Science degree in chemical engineering from Syracuse University and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

In connection with the appointments, the ONEOK Board determined that each of Ms. Gobillot and Mr. Smith is independent under the rules of the New York Stock Exchange. Effective as of September 25, 2023, Ms. Gobillot was appointed to serve on ONEOK’s Executive Compensation Committee and Corporate Governance Committee and Mr. Smith was appointed to serve on ONEOK’s Audit Committee and Corporate Governance Committee.

Neither Ms. Gobillot or Mr. Smith is related to any officer or director of ONEOK. There are no transactions or relationships between Ms. Gobillot and ONEOK or Mr. Smith and ONEOK that would be required to be reported under Item 404(a) of Regulation S-K.

Director Compensation and Reimbursement

For their service on the ONEOK Board, Ms. Gobillot and Mr. Smith will each receive an annual retainer in the amount of compensation for non-management directors approved by the ONEOK Board at its meeting held February 22, 2023, and disclosed in the ONEOK 2023 Proxy Statement, prorated for their service from September 2023 through April 2024.

Director Indemnification Agreements

In connection with the appointment of Ms. Gobillot and Mr. Smith, ONEOK entered into a customary indemnification agreement (the “Indemnification Agreement”), in the form previously approved by the ONEOK Board, with each of Ms. Gobillot and Mr. Smith. The Indemnification Agreement provides for the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred by Ms. Gobillot or Mr. Smith, as applicable, in various legal proceedings in which such director may be involved by reason of his or her service as director, as permitted by Oklahoma law and ONEOK’s Amended and Restated Certificate of Incorporation.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Indemnification Agreement, a copy of which was filed as Exhibit 10.5 to ONEOK’s Current Report on Form 10-K filed on February 25, 2015 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press release, dated September 25, 2023.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document (contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEOK, INC.

Date: September 25, 2023	By:	/s/ Walter S. Hulse III
	Name:	Walter S. Hulse III
	Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

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